Exhibit 99.1

American Electric Technologies, Inc 1250 Wood Branch Park Houston, Texas 77079 713.644.8182

Energy Industry Veteran Mark Haubert joins AETI as M&I Electric SVP Sales and Marketing

Former Express Energy Services executive brings significant sales leadership experience to newly created role

HOUSTON (November 11, 2015) American Electric Technologies, Inc. (NASDAQ: AETI), a leading provider of power delivery solutions for the global energy industry announced today that Mark Haubert has joined the company as Senior Vice President, Sales and Marketing for its flagship M&I Electric business.

Mr. Haubert brings with him more than 25 years of sales, marketing, engineering, operations and executive leadership experience in the energy industry.

In this role, Mr. Haubert will have global responsibility for leading the company’s strategic and tactical sales and marketing initiatives targeting the oil & gas, power generation and distribution, marine and industrial segments.

Mr. Haubert was most recently Senior Vice President of Sales and Marketing for EMS USA, Inc., a privately held firm offering pipeline and facility construction, pipeline integrity maintenance, production measurement and automation services to the midstream, upstream and downstream markets. Prior to EMS, Mr. Haubert was Executive Vice President of Sales, Marketing and Engineering at Express Energy Services where he led significant revenue growth and market penetration with a blue chip customer base. Mr. Haubert has also held a variety of roles at Baker Hughes, Cameron, and Schlumberger.

Mr. Haubert will report directly to AETI’s President and CEO, Charles Dauber and will be located in the AETI office in the Houston Energy Corridor.

“We are excited to bring Mark on board to help the company take our revenues to the next level”, said Charles Dauber, AETI President and CEO. “Mark brings more than 25 years of energy industry sales leadership experience to his new role at M&I and we look forward to working with him to achieve the next phase of our company’s growth objectives.”

Mr. Haubert received a Bachelor of Science degree in Petroleum Engineering from Louisiana State University and an executive Master of Business Administration from Houston Baptist University.

“I am thrilled to join the M&I Electric team and I look forward to leveraging the quality products and services, customer-centric approach, industry-leading delivery and other value drivers to grow our customer base and to delight our clients”, said Mark Haubert.

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American Electric Technologies, Inc. (NASDAQ: AETI) is a leading supplier of power delivery solutions for the global energy industry. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I construction services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

American Electric Technologies, Inc 1250 Wood Branch Park Houston, Texas 77079 713.644.8182

AETI is headquartered in Houston and has global operations in Beaumont, Texas; Bay St. Louis, Mississippi, and Rio de Janeiro and Macae, Brazil. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Investor Contacts:

American Electric Technologies, Inc.

713-644-8182

investorrelations@aeti.com